Exhibit 99.1

NEWS RELEASE

Green Plains Reports Second Quarter 2013 Financial Results

Results for the Second Quarter of 2013

•	Net income of $6.0 million

•	Earnings per diluted share of $0.19

OMAHA, NEB. (GLOBE NEWSWIRE) – July 30, 2013 – Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) announced today its financial results for the second quarter ended June 30, 2013. Net income for the quarter was $6.0 million, or $0.19 per diluted share, compared to a net loss of ($7.6) million, or ($0.25) per diluted share, for the same period in 2012. Revenues were $804.7 million for the second quarter of 2013 compared to $870.4 million for the same period in 2012.

“We are pleased to report another quarter of profitability with each of our business segments providing a positive contribution,” stated Todd Becker, President and Chief Executive Officer. “Our ethanol production segment capitalized on an improved margin environment while each of our non-ethanol businesses delivered a solid performance as well. As a result, operating income improved nearly $20 million over last year’s second quarter.”

Green Plains’ ethanol production segment produced and sold approximately 172 million gallons of ethanol, or approximately 93 percent of the Company’s production capacity. Non-ethanol operating income, from the corn oil production, agribusiness, and marketing and distribution segments, was $17.3 million in the second quarter of 2013 compared to $14.6 million for the same period in 2012. For the first six months of 2013, non-ethanol operating income totaled $38.4 million.

“While ethanol margins have been steadily improving, the third quarter remains heavily dependent on the spot market. We anticipate a better second half in comparison to the first half of 2013 based on the current market structure,” commented Becker.

“Our balance sheet remains strong with $227 million in cash, even after we paid off $23 million of our term debt in the second quarter and closed on the purchase of an ethanol plant in Atkinson, Nebraska. We continue to pay down debt which we believe will further position us to grow long-term shareholder value,” said Becker.

Revenues were $1.6 billion for each of the six-month periods ended June 30, 2013 and 2012. Net income for the six-month period ended June 30, 2013 was $8.5 million, or $0.28 per diluted share, compared to a net loss of ($20.2) million, or ($0.65) per diluted share, for the same period in 2012.

Second quarter 2013 EBITDA, which is defined as earnings before interest, income taxes, noncontrolling interests, depreciation and amortization, was $30.5 million compared to $11.4 million for the same period in 2012. Green Plains had $226.6 million in total cash and equivalents and $220.2 million available under committed loan agreements at subsidiaries (subject to satisfaction of specified lending conditions and covenants) at June 30, 2013. For reconciliations of EBITDA to net income attributable to Green Plains, see “EBITDA” below.

Current Business Highlights

•

In June 2013, the Company acquired an ethanol plant located in Atkinson, Nebraska with the capacity to produce approximately 50 million gallons of ethanol per year. The plant began ethanol production on July 25, 2013. This addition increases the annual production capacity of Green Plains to approximately 790 million gallons.

•

In June 2013, Green Plains Grain acquired a grain elevator in Archer, Nebraska with current storage capacity of 0.2 million bushels. The Company has begun construction of flat storage to add 1.0 million bushels of grain storage capacity at this location before the 2013 fall harvest.

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Conference Call

On July 31, 2013, Green Plains will hold a conference call to discuss its second quarter 2013 financial results and other recent developments. Green Plains’ participants will include Todd Becker, President and Chief Executive Officer, Jerry Peters, Chief Financial Officer, and Jeff Briggs, Chief Operating Officer. The time of the call is 11:00 a.m. ET / 10:00 a.m. CT. To participate by telephone, the domestic dial-in number is 888-438-5524 and the international dial-in number is 719-325-2144. The conference call will be webcast and accessible at www.gpreinc.com. Listeners are advised to go to the website at least 10 minutes prior to the call to register, download and install any necessary audio software. A slide presentation will be available on Green Plains’ website at http://investor.gpreinc.com/events.cfm. The conference call will be archived and available for replay through August 6, 2013.

About Green Plains Renewable Energy, Inc.

Green Plains Renewable Energy, Inc. (NASDAQ: GPRE), which is North America’s fourth largest ethanol producer, markets and distributes approximately one billion gallons of ethanol annually. Green Plains owns and operates grain storage assets in the corn belt and biofuel terminals in the southern U.S. Green Plains is a joint venture partner in BioProcess Algae LLC, which was formed to commercialize advanced photo-bioreactor technologies for growing and harvesting algal biomass.

Safe Harbor

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements are identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “goal,” “intends,” “plans,” “potential,” “predicts,” “should,” “will,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management’s current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. Green Plains may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the ethanol and other industries in which the Company operates, commodity market risks including those that may result from current weather conditions, financial market risks, counter-party risks, risks associated with changes to federal policy or regulation, risks related to closing and achieving anticipated results from acquisitions, risks associated with the joint venture to commercialize algae production and the growth potential of the algal biomass industry, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012, and in the Company’s subsequent filings with the SEC. In addition, the Company is not obligated, and does not intend, to update any of its forward-looking statements at any time unless an update is required by applicable securities laws.

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Consolidated Financial Results

The following are consolidated statements of operations for Green Plains (in thousands, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues	$804,696	$870,356	$1,570,172	$1,645,750
Cost of goods sold	772,085	852,222	1,510,347	1,618,846

Gross profit	32,611	18,134	59,825	26,904
Selling, general and administrative expenses	14,049	19,217	28,558	39,078

Operating income (loss)	18,562	(1,083)	31,267	(12,174)

Other income (expense)
Interest income	63	58	102	99
Interest expense	(7,762)	(9,842)	(15,833)	(18,909)
Other, net	(610)	(832)	(1,130)	(1,411)

Total other income (expense)	(8,309)	(10,616)	(16,861)	(20,221)

Income (loss) before income taxes	10,253	(11,699)	14,406	(32,395)
Income tax expense (benefit)	4,288	(4,145)	5,886	(12,145)

Net income (loss)	5,965	(7,554)	8,520	(20,250)
Net loss attributable to noncontrolling interests	—	4	—	8

Net income (loss) attributable to Green Plains	$5,965	$(7,550)	$8,520	$(20,242)

Earnings per share:
Basic	$0.20	$(0.25)	$0.28	$(0.65)

Diluted	$0.19	$(0.25)	$0.28	$(0.65)

Weighted average shares outstanding:
Basic	30,160	29,614	30,047	30,926

Diluted	36,804	29,614	30,367	30,926

Consolidated revenues decreased by $65.7 million for the three months ended June 30, 2013 compared to the same period in 2012 as a result of lower grain and agronomy sales and lower ethanol volumes sold, partially offset by higher average prices for ethanol and distillers grains. The decline in grain and agronomy sales resulted from the sale of certain grain elevators during the fourth quarter of 2012. Gross profit increased by $14.5 million for the three months ended June 30, 2013 compared to the same period in 2012 primarily as a result of improved margins for ethanol production and for marketing and distribution activities. Operating income (loss) increased by $19.6 million to $18.6 million for the three months ended June 30, 2013 compared to the same period in 2012 as a result of the factors discussed above and a $5.2 million decrease in selling, general and administrative expenses. Selling, general and administrative expenses were lower for the three months ended June 30, 2013 compared to the same period in 2012 due most significantly to the sale of the grain elevators during the fourth quarter of 2012. Interest expense decreased by $2.1 million for the three months ended June 30, 2013 compared to the same period in 2012 due to lower average debt balances. Income tax expense was $4.3 million for the three months ended June 30, 2013 compared to an income tax benefit of $4.1 million for the same period in 2012.

Diluted EPS is computed by dividing net income on an as-if-converted basis available to common stockholders by the weighted average number of common shares outstanding during the period, adjusted for the dilutive effect of any outstanding dilutive securities. For the six-month period ended June 30, 2013 and the three and six month periods ended June 30, 2012, the Company’s net income and weighted average number of common shares outstanding are not adjusted related to the convertible debt since the effect would be antidilutive. The following summarizes the effects of the convertible debt on net income (loss) attributable to Green Plains and weighted average shares outstanding for the periods indicated (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net income (loss) attributable to Green Plains	$5,965	$(7,550)	$8,520	$(20,242)
Interest and amortization expense related to convertible debt, net of tax	904	—	—	—

Net income (loss) on an as-if-converted basis	$6,869	$(7,550)	$8,520	$(20,242)

Effect of convertible debt on weighted average shares outstanding—diluted	6,280	—	—	—

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Operating Segment Information

Green Plains’ operating segments are as follows: (1) production of ethanol and related distillers grains, collectively referred to as ethanol production, (2) corn oil production, (3) grain handling and storage, collectively referred to as agribusiness, and (4) marketing and logistics services of Company-produced and third-party ethanol, distillers grains, corn oil, and other commodities, and the operation of blending and terminaling facilities, collectively referred to as marketing and distribution. Selling, general and administrative expenses, primarily consisting of compensation of corporate employees, professional fees and overhead costs not directly related to a specific operating segment, are reflected in the table below as corporate activities. The following is selected operating segment financial information for the periods indicated (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues:
Ethanol production	$530,404	$466,890	$1,039,462	$925,067
Corn oil production	16,315	15,470	32,014	28,990
Agribusiness	175,168	140,850	262,212	259,076
Marketing and distribution	756,483	717,915	1,456,716	1,374,686
Intersegment eliminations	(673,674)	(470,769)	(1,220,232)	(942,069)

	$804,696	$870,356	$1,570,172	$1,645,750

Gross profit (loss):
Ethanol production	$10,729	$(6,875)	$11,959	$(16,910)
Corn oil production	7,873	9,405	15,782	17,340
Agribusiness	945	8,599	2,171	14,845
Marketing and distribution	13,404	6,603	30,459	10,790
Intersegment eliminations	(340)	402	(546)	839

	$32,611	$18,134	$59,825	$26,904

Operating income (loss):
Ethanol production	$7,006	$(11,034)	$4,657	$(24,914)
Corn oil production	7,821	9,351	15,631	17,200
Agribusiness	248	2,398	617	3,067
Marketing and distribution	9,210	2,874	22,196	3,384
Intersegment eliminations	(340)	402	(500)	873

Segment operating income	23,945	3,991	42,601	(390)
Corporate activities	(5,383)	(5,074)	(11,334)	(11,784)

	$18,562	$(1,083)	$31,267	$(12,174)

Intersegment revenues and corresponding costs are eliminated in consolidation and do not impact consolidated results.

Ethanol Production Segment

The table below presents key operating data within the ethanol production segment for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Ethanol sold (thousands of gallons)	172,529	176,729	343,370	346,349
Ethanol produced (thousands of gallons)	172,355	171,755	342,782	347,526
Distillers grains sold (thousands of equivalent dried tons)	483	472	965	959
Corn consumed (thousands of bushels)	60,965	60,323	120,714	122,195

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Revenues in the ethanol production segment increased by $63.5 million for the three months ended June 30, 2013 compared to the same period in 2012. The increase in revenues was due to higher average ethanol and distillers grains prices. The ethanol production segment produced 172.4 million gallons of ethanol, which represents approximately 93% of production capacity, during the second quarter of 2013.

Cost of goods sold in the ethanol production segment increased by $45.9 million for the three months ended June 30, 2013 compared to the same period in 2012. Consumption of corn increased by 0.6 million bushels and the average cost per bushel increased by 10% during the three months ended June 30, 2013 compared to the same period in 2012. As a result of the factors identified above, gross profit for the ethanol production segment increased by $17.6 million for the three months ended June 30, 2013 compared to the same period in 2012. Operating income in the ethanol production segment increased by $18.0 million for the three months ended June 30, 2013, compared to the same period in 2012, due to the factors discussed above. Depreciation and amortization expense for the ethanol production segment was $11.1 million for the three months ended June 30, 2013 compared to $11.0 million during the same period in 2012.

Corn Oil Production Segment

Revenues in the corn oil production segment increased by $0.8 million for the three months ended June 30, 2013 compared to the same period in 2012. During the three months ended June 30, 2013, the Company sold 39.4 million pounds of corn oil compared to 38.6 million pounds for the same period in 2012. The average price for corn oil was 3% higher for the second quarter of 2013 compared to the same period in 2012.

Gross profit and operating income in the corn oil production segment decreased by $1.5 million for the three months ended June 30, 2013 compared to the same period in 2012. The increases in revenues were offset by $2.4 million of additional expense related to higher input costs due to the increased prices for distillers grains during the three months ended June 30, 2013 compared to the same period in 2012.

Agribusiness Segment

Revenues in the agribusiness segment increased by $34.3 million and gross profit and operating income decreased by $7.7 million and $2.2 million, respectively, for the three months ended June 30, 2013 compared to the same period in 2012. The Company sold 27.2 million bushels of grain, including 25.4 million bushels to our ethanol production segment, and had no fertilizer sales during the three months ended June 30, 2013 compared to sales of 15.1 million bushels of grain, including 6.1 million bushels to our ethanol production segment, and 30 thousand tons of fertilizer during the same period in 2012. Subsequent to the sale of certain grain elevators and the agronomy business during the fourth quarter of 2012, this segment has increased its focus on supplying corn to the Company’s ethanol plants while also adding grain storage capacity in preparation for the 2013 harvest. As a result, 93% of the grain sold by the agribusiness segment was sold to the Company’s ethanol plants rather than to external customers. The decrease in gross profit and operating income is due to the factors discussed above.

Marketing and Distribution Segment

Revenues in our marketing and distribution segment increased by $38.6 million for the three months ended June 30, 2013 compared to the same period in 2012. The increase in revenues was primarily due to higher average prices of ethanol and distillers grains and expanded trading and logistics operations, partially offset by lower ethanol volumes sold and lower revenues from crude oil transportation. Ethanol and distillers grains revenues increased by $21.4 million and $13.8 million, respectively. The Company sold 240.1 million and 286.2 million gallons of ethanol during the three months ended June 30, 2013 and 2012, respectively, within the marketing and distribution segment.

Gross profit and operating income for the marketing and distribution segment increased by $6.8 million and $6.3 million, respectively, for the three months ended June 30, 2013 compared to the same period in 2012, primarily due to profits realized from commodity trading and logistics, higher margins related to the deployment of railcars for crude oil transportation and operation of the Birmingham unit-train terminal.

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Non-GAAP Reconciliation

EBITDA

Management uses EBITDA to measure the Company’s financial performance and to internally manage its businesses. Management believes that EBITDA provides useful information to investors as a measure of comparison with peer and other companies. EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles. EBITDA calculations may vary from company to company. Accordingly, the Company’s computation of EBITDA may not be comparable with a similarly-titled measure of another company. The following sets forth the reconciliation of net income (loss) attributable to Green Plains to EBITDA for the periods indicated (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net income (loss) attributable to Green Plains	$5,965	$(7,550)	$8,520	$(20,242)
Net loss attributable to noncontrolling interests	—	(4)	—	(8)
Interest expense	7,762	9,842	15,833	18,909
Income taxes (benefit)	4,288	(4,145)	5,886	(12,145)
Depreciation and amortization	12,435	13,259	25,044	26,417

EBITDA	$30,450	$11,402	$55,283	$12,931

Summary Balance Sheets

The following is condensed consolidated balance sheet information (in thousands):

	June 30,	December 31,
	2013	2012
ASSETS
Current assets	$479,686	$568,035
Property and equipment, net	702,891	708,110
Other assets	81,470	73,589

Total assets	$1,264,047	$1,349,734

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$284,872	$432,384
Long-term debt	400,110	362,549
Other liabilities	81,291	64,299

Total liabilities	766,273	859,232
Total stockholders’ equity	497,774	490,502

Total liabilities and stockholders’ equity	$1,264,047	$1,349,734

As of June 30, 2013, Green Plains had $226.6 million in total cash and equivalents and $220.2 million available under committed loan agreements at subsidiaries (some of which was subject to satisfaction of specified lending conditions and covenants). Total debt at June 30, 2013 was $571.9 million, including $104.8 million outstanding under working capital revolvers and other short-term borrowing arrangements in the marketing and distribution and agribusiness segments. As of June 30, 2013, Green Plains had total assets of approximately $1.3 billion and total stockholders’ equity of approximately $497.8 million. As of June 30, 2013, Green Plains had approximately 30.2 million common shares outstanding.

Contact: Jim Stark, Vice President—Investor and Media Relations, Green Plains. (402) 884-8700

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